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Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is entered into as of April 26, 2006, by and between Charles A. Sorrentino ("Executive"), and Houston Wire & Cable Company, a Delaware corporation ("HWCC") and HWC Wire & Cable Company, a Delaware corporation ("HWC").

R E C I T A L S:

  A.
  HWCC is the parent company of HWC. For purposes of this Agreement, the "Company" shall mean and refer to HWCC and HWC.

  B.
  The Company is in the business of distributing, marketing and selling specialty wire and cable products and other wire and cable products (the "Business").

  C.
  HWCC and HWC employ Executive as their President and Chief Executive Officer, and Executive and the Company desire to enter into this agreement to set forth the terms and conditions of Executive's employment with the Company.

  D.
  The Company desires to bind Executive to certain restrictive covenants, and Executive agrees to be so bound, on the terms and conditions set forth herein.

A G R E E M E N T S:

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    DEFINITIONS.

        1.1    Affiliate:    "Affiliate" means, with respect to any Person, any Person which Controls, is Controlled by or is under common Control with such Person.

        1.2    Board of Directors:    "Board of Directors" shall mean the board of directors of HWCC.

        1.3    Compensation Committee:    "Compensation Committee" shall mean a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

        1.4    Confidential and Proprietary Information:    "Confidential and Proprietary Information" means all information and any idea in any form whatsoever, tangible or intangible, pertaining in any manner to the business of the Company or any Affiliate of the Company, or to the Company's clients, consultants or business associates, unless the information is or becomes publicly known through lawful means (other than disclosure by Executive, unless such disclosure by Executive is made in good faith in the course of performing Executive's duties under this Agreement, or with the express written consent of the Board of Directors).

        1.5    Control:    "Control" means (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or participating assets entitled to vote for the election of directors; and (ii) in the case of non-corporate entities (such as individuals, limited liability companies, partnerships or limited partnerships), either (A) direct or indirect ownership of more than fifty percent (50%) of the equity interest or (B) the power to direct the management and policies of the noncorporate entity.

        1.6    Covered Entity:    "Covered Entity" means every Affiliate of Executive, and every Person in which Executive has invested (whether through debt or equity securities), or to which Executive has contributed any capital or made any advances, or in which any Affiliate of Executive has an ownership interest or profit sharing percentage, or a firm from which Executive or any Affiliate of Executive receives or is entitled to receive income, compensation or consulting fees, or in which Executive or any Affiliate of Executive has an interest as a lender (other than solely as a trade creditor for the sale of goods or provision of services that do not otherwise violate the provisions of this Agreement). The agreements of Executive contained herein specifically apply to each Person which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement prohibits Executive or any Affiliate of Executive from owning less than five percent (5%) of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof. Further notwithstanding anything contained in the foregoing provisions to the contrary, the term "Covered Entity" shall not include the Company, any Subsidiary of the Company, or any Affiliate of the Company or any such Subsidiary.

        1.7    Discharge For Cause:    "Discharge For Cause" shall mean the Board of Directors' termination of Executive's employment hereunder for any one or more of the following reasons: (i) a material breach by Executive of provisions of this Agreement other than Section 4.1 or a material neglect by Executive of his assigned duties, which includes any failure to follow the written direction of the Board of Directors (other than by reason of disability), or repeated refusal by Executive to perform his assigned duties (other than by reason of disability) which continues for thirty (30) days following receipt of written notice from the Board of Directors; (ii) the commission by Executive of any act of fraud or embezzlement against Company or any of its Affiliates or the commission of any felony or act involving dishonesty; (iii) the commission by Executive of any act of moral turpitude which actually causes financial harm to the Company or any of its Affiliates; (iv) a material breach by Executive of the terms of Section 4.1 of this Agreement or any other confidentiality or non-disclosure agreement of Executive with the Company; or (v) Executive's commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors.

        1.8    Discharge Without Cause:    "Discharge Without Cause" shall mean the Board of Directors' termination of Executive's employment hereunder during the term hereof for any reason other than a Discharge For Cause or due to Executive's death or Permanent Disability.

        1.9    Intellectual Property:    "Intellectual Property" means all discoveries, inventions, improvements, computer programs, formulas, ideas, devices, writings or other intellectual property (including any notes, records, reports, sketches, plans, memoranda and other tangible information relating to such Intellectual Property), whether or not subject to protection under the patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course of, or within the scope of employment, or which relates directly to the business of the Company or its actual or anticipated research and development, or which was conceived or created using the Company's materials or facilities, whether during or after working hours.

        1.10    Permanent Disability:    "Permanent Disability" shall mean Executive's inability to perform his duties hereunder due to a physical or mental condition for a period of one hundred twenty (120) consecutive days or an aggregate of one hundred eighty (180) days in any twelve (12) month period.

        1.11    Person:    "Person" means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity.

        1.12    Restriction Period:    "Restriction Period" shall mean the period commencing on the date hereof and continuing during Executive's employment with the Company and for a period of twenty-four (24) months following the date of termination of Executive's employment with the Company.

        1.13    Subsidiary:    "Subsidiary" shall mean any Person which is Controlled, directly or indirectly, by the Company, including through the ownership of stock or other interests in one or more other business enterprises which are connected with the Company.

        1.14    Termination For Good Reason:    "Termination For Good Reason" shall mean voluntary termination of this Agreement by Executive if, without the prior consent of Executive: (i) the Company shall relocate its principal executive offices to a location outside the Houston, Texas metropolitan area, (ii) there is a material reduction by the Company in Executive's responsibilities, duties, authority, title, or reporting relationship; or (iii) the Company acts in any way that would reduce Executive's Base Salary (as defined or subsequently increased pursuant to Section 5.1) or if the Company adversely affects Executive's participation in or materially reduces Executive's benefit under any benefit plan of the Company in which Executive is participating; provided, however, that Termination For Good Reason by the Executive shall not be permitted unless (x) the Executive has given the Company at least thirty (30) day's prior written notice that he has a basis for a Termination For Good Reason, which notice shall specify the facts and circumstances constituting a basis for Termination For Good Reason, and (y) the Company has not remedied such facts and circumstances constituting a basis for Termination For Good Reason within such 30-day period.

        2.    CAPACITIES AND DUTIES.

        2.1    Title:    Executive is hereby employed in the capacity of President and Chief Executive Officer of HWCC and HWC. Executive shall report directly to the Board of Directors and shall be subject to its supervision, control and direction. Executive will at all times abide by the Company's personnel policies in effect from time to time and will faithfully, industriously and to the best of Executive's ability, experience and talents, perform all of the duties that may be required of and from Executive by the Board of Directors pursuant to the express and implied terms hereof, consistent with Executive's status as the President and Chief Executive Officer of the Company.

        2.2    Exclusive Services:    During the Term, Executive agrees to devote his best efforts and full business time to rendering services to the Company. Executive is specifically restricted from being employed by any other company, other than a Subsidiary or an Affiliate of the Company, while employed by the Company pursuant to this Agreement; provided that Executive's service on boards of directors shall not be considered employment in violation of this Section 2.2.

        3.    TERM.

        3.1    Term:    Subject to Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7, the term of this Agreement shall be five (5) years, commencing on the date of this Agreement (the "Term").

        3.2    Discharge For Cause:    Executive's employment under this Agreement may be terminated (subject to the notice and cure period set forth in Section 1.7, if applicable) upon written notice to Executive of a Discharge For Cause without further obligation by the Company, except for payment of any Base Salary and expense reimbursement accrued and unpaid through the effective date of termination and except as otherwise required by law, such payment to be made within sixty (60) days following such termination. The Company shall provide Executive in such written notification such facts as shall be reasonably necessary to apprise Executive of the basis for such Discharge For Cause.

        3.3    Discharge Without Cause:    Executive's employment under this Agreement may be immediately terminated by the Company upon written notice to Executive of a Discharge Without Cause. Subject to Sections 4.1, 4.2, 4.3, 4.4 and 4.5 below, upon termination pursuant to this

Section 3.3, the Company shall continue to pay to Executive in accordance with the Company's general payroll practices as in effect from time to time, an amount equal to Executive's Base Salary at the annual rate in effect at the time of termination for a period equal to twenty-four (24) months from the date of such termination ("Without Cause Severance Pay"); provided that, if the Company has issued stock which is publicly traded on an established securities market, payments due during the first six (6) months following such termination shall be deferred and paid on the first day of the seventh month following such termination to the extent necessary to comply with Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (the "Code"). Without Cause Severance Pay shall also include all amounts of Base Salary and expense reimbursement accrued and unpaid through the effective date of termination (except as otherwise required by law, such payment to be made within sixty (60) days following termination) and any Incentive Bonus to which Executive is entitled pursuant to Section 5.2 as of the date of termination of Executive's employment (such payment to be made at the time provided in Section 5.2). Other than the foregoing, Executive shall not be entitled to any payment for subsequent periods upon such termination of employment due to a Discharge Without Cause. As a condition to receiving Without Cause Severance Pay, subject to Sections 3.8 and 3.11, Executive shall execute a release of all claims, whether known or unknown, against the Company and its officers, directors, agents and stockholders, whether direct or indirect, other than claims for amounts and benefits required to be paid pursuant to this Section 3.3.

        3.4    Termination For Good Reason:    This Agreement may be immediately terminated by Executive, subject to the notice and cure provisions set forth in Section 1.14, upon written notice to the Company of a Termination For Good Reason. Upon termination pursuant to this Section 3.4, subject to Sections 4.1, 4.2, 4.3, 4.4 and 4.5 below, the Company shall continue to pay to Executive, in accordance with the Company's general payroll practices as in effect from time to time, an amount equal to Executive's Base Salary, at the annual rate in effect at the time of termination ("Good Reason Severance Pay"), for a period equal to twenty-four (24) months from the date of such termination; provided that, if the Company has issued stock which is publicly traded on an established securities market, payments due during the first six (6) months following such termination shall be deferred and paid on the first day of the seventh month following such termination to the extent necessary to comply with Code Section 409A(a)(2). Good Reason Severance Pay shall also include all amounts of Base Salary and expense reimbursement accrued and unpaid through the effective date of termination (except as otherwise required by law, such payment to be made within sixty (60) days following termination) and any Incentive Bonus to which Executive is entitled pursuant to Section 5.2 as of the date of termination of Executive's employment (such payment to be made at the time provided in Section 5.2). Other than the foregoing, Executive shall not be entitled to any payment upon such termination of employment due to a Termination for Good Reason. As a condition to receiving Good Reason Severance Pay, subject to Sections 3.8 and 3.11, Executive shall execute a release of all claims, whether known or unknown, against the Company and its officers, directors, agents and stockholders, whether direct or indirect, other than claims for amounts and benefits required to be paid pursuant to this Section 3.4.

        3.5    Termination Upon Death:    This Agreement shall be immediately terminated without action or notice by either party upon the death of Executive and without further obligation by the Company, except for payment of all amounts of Base Salary and expense reimbursement accrued and unpaid through the effective date of termination (except as otherwise required by law, such payment to be made within sixty (60) days following Executive's death) and any Incentive Bonus to which Executive is entitled pursuant to Section 5.2 as of the date of death (such payment to be made at the time provided in Section 5.2).

        3.6    Termination Upon Permanent Disability:    Executive's employment under this Agreement may be immediately terminated by the Company upon written notice of termination for the Permanent Disability of Executive. Upon termination pursuant to this Section 3.6, the Company shall continue to pay to Executive, in accordance with the Company's general payroll practices as in effect from time to time, an amount equal to Executive's Base Salary, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months from the date of termination (or, if less, for the remaining Term of this Agreement) ("Permanent Disability Severance Pay"); provided that, if the Company has issued stock which is publicly traded on an established securities market, payments due during the first six (6) months following such termination shall be deferred and paid on the first day of the seventh month following such termination to the extent necessary to comply with Code Section 409A(a)(2). Permanent Disability Severance Pay shall also include all amounts of Base Salary and expense reimbursement accrued and unpaid through the effective date of termination (except as otherwise required by law, such payment to be made within sixty (60) days following such termination) and any Incentive Bonus to which Executive is entitled pursuant to Section 5.2 as of the date of termination of Executive's employment (such payment to be made at the time provided in Section 5.2). Permanent Disability Severance Pay shall be reduced by the amount of any disability benefits paid during and for the same period to Executive under any disability insurance policy provided by the Company as a benefit to Executive. Other than the foregoing, Executive shall not be entitled to any payment upon such termination of employment due to Permanent Disability. As a condition to receiving Permanent Disability Severance Pay, subject to Sections 3.8 and 3.11, Executive shall execute a release of all claims, whether known or unknown, against the Company and its officers, directors, agents and stockholders, whether direct or indirect, other than claims for amounts and benefits required to be provided pursuant to this Section 3.6.

        3.7    Termination Without Good Reason:    This Agreement may be terminated by Executive Without Good Reason upon thirty (30) days prior written notice to the Board of Directors. Upon termination by the Executive pursuant to this Section 3.7, Executive shall only be entitled to receive the amounts of Base Salary and expense reimbursement accrued and unpaid through the effective date of termination, such payment to be made within sixty (60) days following such termination, and the Company shall have no further obligations to Executive hereunder, except as otherwise required by law.

        3.8    Entitlement To Benefits:    Notwithstanding any other Section of this Agreement, upon termination of Executive's employment, Executive shall be entitled to all vested benefits, vested stock awards, vested stock options, accrued and unused vacation, return of personal effects, COBRA rights and other rights which may not be waived or released as a matter of law, in addition to any other sums, benefits, or rights which are provided for in this Agreement.

        3.9    Action Required to Terminate Executive:    Action by an approving vote of a majority of the members of the Board of Directors other than Executive, taken at a meeting of the Board of Directors or by written consent of the Board of Directors shall be required to terminate Executive's employment pursuant to Sections 3.2, 3.3 and 3.6 of this Agreement.

        3.10    No Offset:    There shall be no offset of any kind to the payment of the Without Cause Severance Pay or the Good Reason Severance Pay.

        3.11    Exceptions To Release:    Any release that the Company requires Executive to sign shall contain exceptions to the release for (i) any existing right to indemnification, contribution and a defense, (ii) any directors and officers and general liability insurance coverage of Executive, (iii) Executive's rights as a shareholder, (iv) all vested rights of Executive, (v) Executive's right to enforce this Agreement, and (vi) any rights which cannot be waived or released as a matter of law.

        3.12    Code Section 409A Compliance.    This Agreement is to be construed and interpreted in a manner consistent with Code Section 409A(a) (2), (3) and (4) and the parties hereto agree to amend this Agreement as necessary to avoid the imposition of penalty taxes under Code Section 409A(a)(1)(B) against Executive. No payment required to be made hereunder shall be accelerated or deferred by the Company or Executive in a manner that would subject such payment to any excise tax under Code Section 409A(a)(1)(B).

        4.    RESTRICTIVE COVENANTS.

        4.1    Confidential and Proprietary Information:    During the Term and for a period of five (5) years following the date of termination of Executive's employment with the Company (except as to trade secrets, which shall not be disclosed at any time), Executive acknowledges that he has as of the date of this Agreement and will continue to have access to and use of Confidential and Proprietary Information and agrees that he will not, either directly or indirectly, and he will not permit any Covered Entity which is Controlled by Executive to, either directly or indirectly, divulge to any Person or use any of the Confidential and Proprietary Information, except as required in connection with the performance of Executive's duties to the Company. Executive and each Covered Entity (and if deceased, his personal representative) shall promptly, following a request therefor from the Company, return to the Company, without retaining copies, all tangible items (including electronic data storage devices) which are or which contain Confidential and Proprietary Information.

        4.2    Non-Competition; Non-Solicitation and No Disparagement:    Executive acknowledges and agrees that: (i) through his continuing services to the Company, he will learn valuable trade secrets and other Confidential and Proprietary Information relating to the Company's businesses; (ii) Executive's services to the Company are unique in nature, and (iii) the Company would be irreparably damaged if Executive were to provide services to any Person in violation of the restrictions contained in this Agreement. Accordingly, as an inducement to the Company to enter into this Agreement, Executive agrees that except in Executive's capacity as an employee of the Company, neither Executive nor any Covered Entity shall directly or indirectly, without the prior written consent of the Company (which may be withheld in its sole discretion), during the Restriction Period:

  (a)
  engage or participate in, anywhere in the Territory (as defined below), as an employee, owner, partner, shareholder, officer, director, member, manager, advisor, consultant, lender, lessor, agent or (without limitation by the specific enumeration of the foregoing) otherwise, or permit his name to be used by or render services of any type for, any Competing Business (as defined below) or any Person developing a Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, but solely as a passive investment, up to five percent (5%) of any class of voting securities registered under the Securities Exchange Act of 1934, as amended, of any issuer engaged in a Competing Business;

  (b)
  take any action which could reasonably be expected to divert from the Company any opportunity which would be within the scope of the Company's business;

  (c)
  solicit or attempt to solicit any Person who is or has been (A) a customer of the Company at any time within one (1) year prior to the date of termination of Executive's employment to purchase any product or service which may be provided by the Company, or (B) a customer, supplier, licensor, licensee or other business relation conducting business with the Company at any time within one (1) year prior to the date of termination of Executive's employment, to cease doing business with, or to alter or limit its business relationship with, the Company;

  (d)
  solicit, attempt to solicit, or assist anyone else to solicit any Business Associate (as defined below) to terminate his, her or its association with the Company;

  (e)
  recruit, solicit, hire or otherwise retain the services of any Business Associate, whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity; or

  (f)
  make (or cause to be made) to any Person any knowingly disparaging, derogatory or other negative statement about the Company or any of its officers, directors, employees or agents.

        As used herein, a "Competing Business" shall mean a business which is, in whole or in part, directly or indirectly, competitive with the business of the Company as conducted at the time of enforcement of this Section 4.2 (if such enforcement occurs prior to the termination of Executive's employment) or at the time of the termination of Executive's employment (if enforcement of this Section 4.2 occurs at or following such time) or under development at either such time, as the case may be, and expected to be introduced or undertaken within one year following such date of enforcement. Without limiting the generality of the foregoing sentence, the term Competing Business shall include the Business. "Business Associate" means any employee, representative, consultant or agent of the Company who is acting in such capacity as of the date hereof or has acted in such capacity at any time within the twelve (12) month period immediately preceding the date of hire, recruitment, solicitation or retention by Executive or a Covered Entity. To "engage" in a business means (x) to render services in (or with respect to) the Territory for that business, or (y) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in (or with respect to) the Territory. To "solicit" means to encourage or induce, or to take any action that is intended or calculated to encourage or induce, or which is reasonably likely to result in encouragement or inducement. "Territory" means the United States of America.

        4.3    Protection of and Rights to Intellectual Property:    All Intellectual Property developed by Executive during the Term shall be the sole and exclusive property of the Company, without further compensation. Any Intellectual Property based upon Confidential and Proprietary Information and developed at any time either during or following the Term shall be the property of the Company. Executive shall assign to the Company or its designees, the entire right, title and interest in said Intellectual Property. Executive shall, at the Company's request and expense, make applications for domestic or foreign patents, execute all documents necessary thereto, assist in securing, defending or enforcing any such title and right thereto, and assist the Company in any other claims or litigation involving said Intellectual Property. Consistent with applicable law, the Company acknowledges that no provision in this Agreement is intended to require assignment of any of Executive's rights in an invention if no equipment, supplies, facilities, or trade secret information of the Company was used, and the invention was developed entirely on Executive's own time, unless the invention relates to the Business or to the Company's current or demonstrably anticipated business, research or development, or the invention results from any work performed by Executive for the Company.

        4.4    Specific Performance:    Executive agrees that any violation by him of Sections 4.1, 4.2 or 4.3 of this Agreement would be highly injurious to the Company and would cause irreparable harm to the Company. By reason of the foregoing, Executive consents and agrees that if he violates any provision of Sections 4.1, 4.2 or 4.3 of this Agreement, the Company shall be entitled, in addition to any other rights and remedies that it may have, to apply to any court of competent jurisdiction in Houston, Texas for specific performance and/or injunctive or other equitable relief in order to enforce, or prevent any continuing violation of, the provisions of such Sections 4.1, 4.2 and 4.3. Executive also recognizes that the territorial, time and scope limitations set forth in Sections 4.1 and 4.2, as applicable, are reasonable and are properly required for the protection of the Company, and, in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, the Company and Executive agree, and Executive submits, to the reduction of any or all of said territorial, time or scope limitations to such an area, period or scope as said court shall deem reasonable under the circumstances. If such partial enforcement is not possible, then to the extent permitted by law, the provision shall be deemed severed, and the remaining provisions of this Agreement shall remain in full force and effect. Executive acknowledges that Sections 4.1, 4.2, 4.3, 4.4 and 4.5 of this Agreement shall survive termination of Executive's employment. If any covenant in Section 4.1 or 4.2 is breached, then (to the extent permitted by law) the Restricted Period with respect to such covenant shall be extended by the number of days during which such breach exists.

        4.5    Impact of Breach of Section 4 on Certain Payments.    Executive agrees that the payment of any Without Cause Severance Pay or Good Reason Severance Pay is conditioned on Executive's compliance with the provisions of Sections 4.1, 4.2 and 4.3.

        5.    COMPENSATION AND BENEFITS.    For Executive's services, the Company agrees to pay Executive compensation as follows:

        5.1    Salary:    Base compensation equal to an annual salary ("Base Salary") of $425,000 to be paid according to the Company's general payroll practices as in effect from time to time. Executive's Base Salary will be subject to annual reviews and increases (but not decreases) as approved by the Board of Directors and the Compensation Committee. Such annual reviews will be conducted on or about the conclusion of the Company's fiscal year.

        5.2    Incentive Compensation Program:    Subject to the last sentence of this Section 5.2, the Company shall pay an annual bonus ("Incentive Bonus") of up to 100% of the Base Salary for each fiscal year of the Company in which the Executive is employed by the Company, based upon achievement of the performance target for such fiscal year as set forth in this Section 5.2. If the Company achieves less than 85% of the target for a fiscal year, then no Incentive Bonus shall be paid for such fiscal year. If the Company achieves 100% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 50% of the Base Salary for that fiscal year. If the Company achieves 115% or more of the target for a fiscal year, then the Incentive Bonus for that year shall be equal to 100% of the Base Salary for that fiscal year. If the Company achieves a percentage of the target for a fiscal year that is between any two of the 85%, 100% or 115% thresholds referred to above, then the Incentive Bonus shall be a percentage of the Base Salary for that fiscal year calculated on a straight line basis between the percentage that would apply at those two thresholds. For example, (i) if the Company achieves 92.5% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 25% of the Base Salary for that fiscal year; and (ii) if the Company achieves 107.5% of the target for a fiscal year, then the Incentive Bonus for that fiscal year shall be equal to 75% of the Base Salary for that fiscal year. As used in this Section 5.2, the phrase "Base Salary for that year" means the rate of Base Salary in effect for a majority of that fiscal year (or, if no Base Salary rate was in effect for a majority of such fiscal year, then the weighted average Base Salary for that fiscal year). No later than sixty (60) days after the beginning of each fiscal year, the Board of Directors (or the Compensation Committee) and Executive shall mutually agree upon the performance target for such fiscal year, which performance target will be consistent with the Company's business plan approved by the Board of Directors for such fiscal year. Notwithstanding anything to the contrary herein, the Company shall not be obligated to pay any Incentive Bonus for any fiscal year unless Executive is employed by the Company at the end of that fiscal year; provided, however, that if Executive's employment is terminated pursuant to Sections 3.3, 3.4 or 3.6 of this Agreement after June 30 of any fiscal year, Executive shall be entitled to receive a pro rata portion (determined on the basis of the ratio determined by dividing the number of days that Executive is employed by the Company during such fiscal year by the total number of days in such fiscal year) of any Incentive Bonus that would otherwise have been earned if Executive were employed by the Company at the end of such fiscal year. Executive shall be paid the Incentive Bonus by March 15 of the year following the fiscal year to which the Bonus relates, provided that if the audit of the Company and its Subsidiaries is not completed by such date, payment shall be made within 60 days following the completion of the audit, but no later than December 31 of such year.

        5.3    Reimbursement of Expenses:    The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the ordinary course of the Company's business in accordance with the Company's reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Executive within thirty (30) days after incurrence, and reimbursement shall be made by the Company within sixty (60) days following its receipt of all necessary documentation with respect to such expenses.

        5.4    Benefits:    During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company's other executive employees when and as such benefits, if any, become available and Executive becomes eligible for them, including any sick leave, medical, dental, life and disability insurance benefits, long-term incentive plan, stock option plan, pension plan and/or profit-sharing plan.

        5.5    Vacation:    During the Term, Executive shall be entitled to four (4) weeks of paid vacation each year during the Term which shall accrue each January 1 during the Term. Executive will use his reasonable efforts to schedule vacation periods to minimize disruption of the Company's business.

        5.6    Vehicle Allowance:    During the Term, Executive shall be entitled to a vehicle allowance of $                   1000.00 per month. Any automobile lease payments, insurance payments or other payments made by the Company with respect to any vehicle leased by the Company for Executive's use shall be credited against such vehicle allowance.

        5.7    Stock Plan:    Executive shall be eligible to participate in the Company's 2006 Stock Plan.

        5.8    Withholding:    Executive authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

        6.    SUCCESSORS AND ASSIGNS.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive shall not have any right to assign or otherwise transfer this Agreement, or any of Executive's rights, duties or any other interest herein, to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.

        7.    SURVIVAL OF RIGHTS AND OBLIGATIONS.    The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

        8.    ENTIRE AGREEMENT.

        8.1    Sole Agreement:    This Agreement (including any attachments and exhibits hereto) sets forth the parties' sole and entire agreement regarding the subject matter hereof and supersedes any and all other agreements, statements and representations of the parties, including but not limited to any employment agreement or other agreement regarding Executive's compensation or terms of employment entered into prior to the date hereof.

        8.2    No Other Representations:    The parties acknowledge and agree that no party has made any representations (i) concerning the subject matter hereof or (ii) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein. The parties have relied on their own judgment in entering into this Agreement.

        9.    MODIFICATIONS OR WAIVERS.    Waivers or modifications of this Agreement, or of any covenant, condition or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

        10.    GOVERNING LAW.    This Agreement shall be governed pursuant to federal law, as applicable or the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Texas.

        11.    SEVERABILITY.    If any part, clause or condition of this Agreement is held to be partially or wholly invalid, unenforceable or inoperative for any reason whatsoever, such shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, clause or condition had not been made. If any provision, or its application to any Person or circumstance, is held by a court of competent jurisdiction or an arbitrator pursuant to Section 16 hereof to be invalid or unenforceable, the court or the arbitrator is empowered to and shall modify any such provision so as to be enforceable. All remaining provisions shall remain valid and enforceable.

        12.    INTERPRETATION.

        12.1    Section Headings:    The section and subsection heading of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

        12.2    Gender and Number:    Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

        13.    NOTICES.    All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given by telecopy, upon confirmation of transmission by telecopy, in each case to the parties at the following addresses:

To the Company:	Houston Wire & Cable Company 10201 North Loop East Houston, TX 77029 Facsimile: (713) 609-2168 Attention: Chairman of the Board
with a copy to:	Schiff Hardin LLP 6600 Sears Tower Chicago, Illinois 60606 Facsimile: (312) 258-5600 Attention: Jeffrey N. Smith
To Executive:	Charles A. Sorrentino 2920 Cason Street Houston, TX 77005

        14.    JOINT PREPARATION.    Each of the parties to this Agreement has negotiated it at length, and has had the opportunity to consult with and be represented by its or his own competent counsel. This Agreement is therefore deemed to have been jointly prepared by the parties and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

        15.    THIRD-PARTY BENEFICIARIES.    No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder, except for Executive's spouse and his estate, both of which are third party beneficiaries.

        16.    MEDIATION AND ARBITRATION.    If requested by the Company or Executive, any unresolved controversy or claim arising from or related to this Agreement or breach hereof shall be resolved by use of mediation initially, and if that fails to resolve the matter, by arbitration. Mediation shall be in Houston, Texas, before one mediator qualified in mediation of employment matters agreed upon by the parties, or if no agreement on a mediator is reached, before a mediator chosen according to the American Arbitration Association ("AAA") National Rules for the Resolution of Employment Disputes, specifically the Employment Mediation Rules. There shall be only one mediator. The parties will use best efforts to obtain a mediator and complete the mediation within thirty (30) days from the date of request for mediation. If the mediation has not been completed within forty-five (45) days from the date of request for mediation, any party may, by notice to all other parties and the AAA, forgo mediation and move directly to arbitration under the AAA National Rules for the Resolution of

Employment Disputes; provided, however, that such arbitration shall be before three arbitrators, not one, and shall be in Houston, Texas. Also, by written agreement signed by the Company and Executive, the parties hereto may agree to forgo mediation, may make any agreement regarding scheduling of the mediation or the arbitration process, discovery or hearing, which agreement shall be binding on the mediator or arbitrator, despite any AAA rule to the contrary. In any arbitration, if the Executive is the prevailing party, the Company shall pay all reasonable attorney's fees of Executive, as well as the expenses and administrative fees related to the arbitration. If the Company is the prevailing party at the arbitration, each party shall pay its own attorney's fees and expenses and its share of the administrative fees and expenses related to the arbitration. Notwithstanding the foregoing provisions of this Section 16, (i) the parties are not required to arbitrate any issue for which injunctive relief is sought by any party hereto, (ii) all parties may seek injunctive relief in any federal or state court having jurisdiction located in Harris County, Texas, and (iii) claims of worker's compensation and unemployment compensation shall not be subject to arbitration under this Agreement.

        17.    COOPERATION AND FURTHER ACTIONS.    The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

        18.    COUNTERPARTS.    This Agreement may be executed in two or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

[Signature Page Follows]

[SIGNATURE PAGE TO CHARLES A. SORRENTINO
EXECUTIVE EMPLOYMENT AGREEMENT]

        IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the Effective Date.

EXECUTIVE

/s/ CHARLES A. SORRENTINO Charles A. Sorrentino

HOUSTON WIRE & CABLE COMPANY

By:	/s/ PETER M. GOTSCH Peter M. Gotsch Chairman of the Board

HWC WIRE & CABLE COMPANY

By:	/s/ PETER M. GOTSCH Peter M. Gotsch Chairman of the Board

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  Exhibit 10.14
EXECUTIVE EMPLOYMENT AGREEMENT